Exhibit 99.2

SMITH INVESTMENT COMPANY

PROXY

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints BRUCE M. SMITH and WESLEY A. ULRICH, or either of them, as proxy or proxies of the undersigned, with full power of substitution, to vote at the special meeting of stockholders of Smith Investment Company to be held on April 16, 2009 at 9:30 a.m. at the company’s office, One Park Plaza, 11270 West Park Place, Milwaukee, Wisconsin, or any adjournment thereof, all shares of common stock that the undersigned would be entitled to vote if personally present as specified upon the following matter and in their discretion upon such other matters as may properly come before the meeting.

The Board of Directors recommends a vote for the following proposal.

Proposal to adopt the Merger Agreement, pursuant to which Smith Investment Company will merge with and into a subsidiary of A. O. Smith Corporation.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The shares represented hereby will be voted in accordance with the indication made above. IF NOT OTHERWISE INDICATED, THIS PROXY WILL BE VOTED FOR THE PROPOSAL.

The undersigned hereby ratifies all that said proxies or their substitutes may lawfully do by virtue hereof, and revokes all former proxies.

Please sign as you name appears hereon, and date and return this proxy.

Date ,	2009

Signature

Signature

NOTE:
In signing as attorney, executor, administrator or guardian, please add you full title as such. If shares are held by two or more persons, all holders must sign the proxy.

No postage is required if this proxy is returned in the enclosed envelope and mailed in the United States.